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Exhibit 10.4

July 20, 2002

Mr. Andreas Papanicolaou
VIA EMAIL andreasp@comcast.net

Dear Andreas:

        This letter is confirmation of our offer to you for the position of Executive Vice President—Network Management, reporting to me, beginning on or before August 5, 2002. The annual base salary for this exempt position is $300,000. You will be eligible for an annual performance bonus targeted at 50% of your base salary, or $150,000. Your bonus eligibility for 2002 will be for the full amount rather than being prorated based on your start date. Bonus performance criteria for 2002 will be based 80% on specific Corporate goals, as previously defined and agreed upon with the Executive and Compensation Committees of the Board of Directors, and 20% on personal goals, which you and I will establish and agree upon within your initial two weeks of employment.

        You will be eligible to receive 2,000,000 McLeodUSA Incorporated stock options with a strike price of $1.11 or fair market value determined on the date of your grant, whichever is higher. This grant is subject to the approval of the Compensation Committee of the Board of Directors. The option grant vesting schedule is described below.

  •
  1/3 on first anniversary of the grant

  •
  1/3 on second anniversary of the grant

  •
  1/3 on third anniversary of the grant

        You will be eligible for 5 weeks of paid vacation annually. For 2002, your previously planned two-week vacation at the end of August is recognized and you need not change those plans.

        We understand that you will be relocating to Cedar Rapids, Iowa or Tulsa, Oklahoma in June or July of 2003. In consideration of the timing of this relocation, the Company agrees to allow you to commute on every third weekend during the period from your start date through June 30, 2003, as well as for the Thanksgiving and Christmas holidays, on a Company-owned aircraft, subject to pre-planning and aircraft availability, or commercially if a Company-owned aircraft is unavailable. We request that any required commercial travel be arranged in advance to ensure minimum cost to the Company. The cost of any commuting trips that you take on Company-owned aircraft may be calculated in accordance with the SIFL rates as designated under the Federal Tax regulations and such cost may be included in your W-2 as imputed income. For this interim period if a Company-owned aircraft is used, and under the Federal tax regulations such use is considered imputed income, then the Company will provide you with a tax gross-up on the calculated imputed income so that this interim commute will be neutral tax to you.

        For your relocation, the Company will provide you with Tier 1 relocation benefits (please see attached). In addition, to the benefits described therein, on your home sale/purchase, you will be eligible to receive reimbursement of standard closing costs related to the sale not to exceed $25,000 versus the $15,000 described in the policy. We will also reimburse you for 6 months of interim living and up to 6 months of rental car expenses (or provide use of a company-owned vehicle) until your car is shipped to Cedar Rapids or Tulsa.

        If you have questions regarding relocation, please contact Roger Cude, Vice President—Human Resources, at 319-790-6556 (daytime office) or 319-363-0025 (home evenings).

        McLeodUSA Incorporated complies with the immigration Reform and Control Act, and accordingly, we ask that you provide appropriate verification for authorization to work in the United

States, (e.g., U.S. passport, INS issued Alien Registration Card, or driver's license and social security card).

        Upon acceptance of this offer, please sign, date, and return to me. Roger Cude will forward the standard McLeodUSA Incorporated Employment and Confidentiality agreement and the rest of the forms, which are provided in the Company's Welcome packet. You will need to return this paperwork no later than August 1, 2002 to ensure that you receive your first scheduled paycheck.

        We look forward to having you join the Leadership Team of McLeodUSA and look forward to your contribution to the Company's future success.

Sincerely,
/s/ CHRIS A. DAVIS Chris A Davis Chairman and Chief Executive Officer

Concurred and Accepted:	/s/ ANDREAS PAPANICOLAOU Andreas Papanicolaou	Date:
Cc:	Steve Gray, President Roger Cude, Vice President—Human Resources

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  Exhibit 10.4